Columbia Bank Hires Executive Vice President,
Chief Credit Officer, Matthew Rickert

FAIR LAWN, NJ SEPTEMBER 12, 2022 — Columbia Bank is pleased to welcome Matthew Rickert as Executive Vice President, Chief Credit Officer, effective immediately. In his role, Mr. Rickert is responsible for the Bank’s credit policies including all aspects of Commercial Credit and Special Assets.

Mr. Rickert has over 20 years of diversified experience at premier institutions including senior leadership roles for JPMorgan Chase Bank, N.A. (JPMC). Most recently, he was the Market Executive for Middle Market Banking and Specialized Industries (MMBSI) at JPMC where he oversaw all facets of the portfolio, including sales and client profitability in New Jersey. Previously, Mr. Rickert served as Credit Risk Director where he managed the credit, counterparty, and market risk undertaken by the firm. Prior to that, he held banking and credit roles at Wells Fargo and HSBC.

Mr. Rickert holds a Master of Business Administration from Baruch College and a Bachelor of Arts Degree in Economics and History from The Pennsylvania State University. He serves on the Board of Directors of Commerce and Industry Association of New Jersey (CIANJ). An active member of the community, he supports charitable causes including the Penn State Dance MaraTHON, a student-run philanthropy committed to enhancing the lives of children and families impacted by childhood cancer. Mr. Rickert currently resides in Ridgewood, New Jersey with his wife and two children.

About Columbia Bank

Founded in 1927 and headquartered in Fair Lawn, NJ, Columbia Bank has 65 full-service branch networks spanning the state of New Jersey, and an asset base of approximately $9.8 billion. Columbia Bank offers a full suite of consumer and commercial products, including online and mobile banking, localized lending centers as well as title, investment and wealth management services. For more information about Columbia Bank’s complete line of products and services, visit www.ColumbiaBankOnline.com. Follow Columbia Bank on: Facebook, Instagram, Twitter, YouTube & Linked In.